UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 12, 2015

USD Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-36674	30-0831007
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
811 Main Street, Suite 2800
Houston, Texas 77002
(Address of principal executive office) (Zip Code)
(281) 291-0510
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2)b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 12, 2015, USD Partners LP ("we" and "our") announced that USDP CCR LLC, our wholly-owned subsidiary, entered into a Membership Interest Purchase Agreement with Casper Crude to Rail Holdings, LLC (“CCRH”) for the purchase of all of the issued and outstanding membership interests of Casper Crude to Rail, LLC (the “Casper terminal”) for a purchase price of approximately $225 million, subject to adjustment for working capital. The purchase price includes $208.3 million of cash and $16.7 million of common units representing limited partner interests in us, which will be issued to one of CCRH’s owners. We intend to fund the cash portion of the purchase price with approximately $35 million of cash on hand and approximately $173 million of senior secured credit facility borrowings. We will issue 1,733,582 common units as equity consideration (the “Equity Consideration”) based on a unit price of $9.62 per common unit, the volume-weighted average daily closing price for the common units for the 30 trading day period prior to October 12, 2015. The Casper terminal, located in Casper, Wyoming, primarily consists of a unit train-capable crude oil loading rail terminal with approximately 100,000 barrels per day of capacity, six customer-dedicated storage tanks with a total of 900,000 barrels of on-site storage capacity and a six-mile long, 24-inch diameter pipeline with a direct connection from the Express crude oil pipeline. The Casper terminal is supported by take-or-pay agreements with primarily investment grade customers and a weighted-average remaining contract life of approximately three years.

We estimate Adjusted EBITDA for the Casper Terminal to be approximately $26 million for 2016 based on the average minimum contractual volume commitments of 38.5 thousand barrels per day.  Current volumes at the Casper terminal are strong, but do not exceed the minimum volume commitments.

The parties’ obligations under the Membership Interest Purchase Agreement are subject to the satisfaction of specified conditions, including negotiating and executing definitive ancillary agreements, obtaining Hart-Scott-Rodino approval and other customary conditions. The foregoing summary of the Membership Interest Purchase Agreement and transactions contemplated therein does not purport to be complete. A copy of the Membership Interest Purchase Agreement is attached hereto as Exhibit 2.1.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the Equity Consideration set forth in Item 1.01 of this Current Report is incorporated herein by reference. The foregoing transactions were undertaken in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act. We believe that exemptions other than the foregoing exemption may exist for these transactions.

Forward-Looking Statements

This Current Report on Form 8-K may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected completion of the transactions contemplated by the Membership Interest Purchase Agreement. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, regulatory approval of the acquisition of the membership interests of the Casper terminal or that other conditions to the closing of the transaction may not be satisfied, the potential impact on the business due to the announcement of the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the Membership Interest Purchase Agreement and general economic conditions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014. The forward-looking statements included herein are made only as of the date hereof, and we undertake no obligation to revise or update any forward-looking statements for any reason.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
Reference is made to the "Index of Exhibits" following the signature page, which we hereby incorporate into this Item.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USD Partners LP

	By:	USD Partners GP LLC,
its general partner

Dated: October 13, 2015	By:	/s/ Adam Altsuler
	Name:	Adam Altsuler
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1#	Membership Interest Purchase Agreement between Casper Crude to Rail Holdings, LLC and USDP CCR LLC dated October 12, 2015.

#
The registrant has omitted the schedules to this exhibit pursuant to the provisions of Regulation S-K, Item 601(b)(2). The registrant shall supplementary furnish a copy of the omitted schedules to the Securities and Exchange Commission upon request.